Exhibit 10.2

United Stationers, Inc.

2004 Long-Term Incentive Plan

Management Cash Incentive Award Plan Summary

For Section 16 Officers and Grade Level 3 and Above

Under the 2004 Long-Term Incentive Plan (“LTIP”), the Human Resources Committee (“Committee”) has the discretion to grant Cash Incentive Awards. The Committee wishes to exercise its discretion to grant Cash Incentive Awards pursuant to the terms and conditions of the LTIP and this Cash Incentive Award Plan (“CIP”), which is hereby established by the Committee for the purpose of granting Cash Incentive Awards. Any term that is capitalized but not defined in this CIP will have the meaning set forth in the LTIP.

1.     Eligibility. For any Performance Period (as defined in Section 3 below), the Committee shall determine and designate those Section 16 Officers and/or Salary Grade Level 3 (or above) associates who will be granted an award under this CIP and such persons shall be “Participants” in this CIP for that Performance Period.

2.     Award.  Unless otherwise designated by the Committee pursuant to Section 6 below, Awards made under this CIP are intended to be “Performance-Based Compensation” as defined under the LTIP to meet the requirements for Section 162(m) of the Internal Revenue Code.  Any Award granted under this CIP will be evidenced by a separate writing and subject to the terms and conditions of the LTIP and this CIP.

3.     Performance Period. The Performance Period for an Award granted under this CIP shall be the calendar year specified by the Committee in the separate writing evidencing the Award.

4.     Performance Measurement.  Payment of Awards granted under this CIP will be conditioned the achievement of one or more performance objectives during the applicable Performance Period. The applicable performance objections will be (a) determined by the Committee, (b) set forth in the separate writing evidencing the Award, and (c) based on one or more of the Performance Measures (as defined in Section 9(aa) of the LTIP).

5.     Employment on Last Day of Performance Period. Except as otherwise provided in Section 6 below or in a superseding Employment Agreement, a Participant must be actively employed by the Company on the last day of the Performance Period to receive any payment due for that Performance Period for a finally determined award under Section 7 below.

6.     Partial Year Participation. The Committee or President & Chief Executive Officer, as applicable, may allow an individual who transfers into or out of an eligible position (Section 16 Officers and/or Salary Grade Level 3 and above) or who terminates employment under certain circumstances during a Performance Period to participate in the CIP for that Performance Period on a prorated basis.  In such a case, the Participant’s final award will be prorated based on the number of active months of participation during the Performance Period, and credit for active months of participation will be given as specified below.  Such situations include, but are not limited to: (a) new hire, (b) transfer from a position that does not meet the eligibility criteria to a position that meets the eligibility criteria, (c) transfer from a position that does meet the eligibility criteria to a position that does not meet the eligibility criteria, (d) changes in participation such as target incentive level, salary, leave of absence, etc. during the Performance Period, and (e) terminations under certain circumstances which are described below.  For prorated awards, the Participant’s final award will be the sum of all prorated awards.

a.     Transfers and New Hires — An associate who becomes eligible and is designated as a Participant (whether due to transfer or new hire) during the 1st through 15th day of a month will receive credit for that month. An associate who becomes eligible and is designated as a

Participant (whether due to transfer or new hire) during the 16th through last day of a month will not receive credit for that month, but rather will receive credit beginning on the first day of the following month. A Participant who ceases to be eligible (for a reason other than termination of employment) during the 1st through 15th day of a month will not receive credit for that month, but rather will receive credit through the last day of the previous month.  A Participant who ceases to be eligible (for a reason other than termination of employment) during the 16th through last day of a month will receive credit through the last day of that month.

b.     Terminations — This paragraph applies if a Participant’s employment terminates during a Performance Period due to death, disability (as defined by the Social Security Administration) or retirement (which is a voluntary termination of employment by the Participant on or after reaching age 65 or reaching age 55 if the Participant also has at least 10 years of service with the Company) and the Committee or President & Chief Executive Officer, as applicable, decides to allow that Participant to participate in the CIP for that Performance Period on a prorated basis. In such a case, a Participant whose employment terminates during the 1st through 15th day of a month will not receive credit for that month, but rather will receive credit through the last day of the previous month; and a Participant whose employment terminates during the 16th through last day of a month will receive credit through the last day of that month.

c.     Leaves of Absence —

i.      Family or Medical Leave — A Participant on a family or medical leave of absence, as defined by the Company’s Leave of Absence (“medical LOA”) Policy, is eligible for payment under this Plan.  A Participant on medical LOA is eligible for full payment (non-pro-rated) for medical LOA time and will be paid at the same time as active Participants.

ii.     Other Leave — A Participant on any other leave shall have their payment prorated for the number of days not worked during the Performance Period.

7.     Adjustment of Performance Goals and Determination and Payment of Final Awards — The Committee has the right to adjust the performance objectives (either up or down) during the Performance Period if it determines that external changes or other unanticipated business conditions have materially affected the fairness of the objectives or unduly influenced the Company’s ability to meet them. However, no such adjustment shall increase the final award payable to any of the Named Executive Officers unless, at the time the Committee initially set the participation of such individual for the Performance Period, it designated his or her award as not intended to qualify as “Performance-Based Compensation” as defined under the LTIP. The Committee also has the right to adjust the performance objectives and the final award amounts in the event of a Performance Period consisting of less than twelve months.

The Committee or Chief Executive Officer, as applicable, will review performance against the previously established performance objectives and compute final awards for each Participant who remains actively employed by the Company on the last day of the Performance Period.  The Company will pay final awards in cash as soon as administratively practicable, but no later than the March 15 following the last day of the Performance Period. Final awards will be paid in accordance with the Participant’s payroll election (i.e., direct deposit or pay card) at the time the award is distributed. Based on an assessment of Company and/or participant performance and, except as limited by the preceding paragraph, final award amounts may be adjusted (either up or down) by the Committee or Chief Executive Officer.

8.     No Right to Employment.  Nothing herein confers upon a Participant any right to continue in the employ of the Company or any Subsidiary.

9.     Administration and Interpretation.  The Committee has the authority to control and manage the operation and administration of the LTIP and this CIP. Any interpretations of the LTIP or CIP by the Committee and any decisions made by it under the LTIP or this CIP are final and binding on the Participant and all other persons.

10.   Governing Law.  This CIP and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the state of Delaware, without regard to principles of conflicts of law of Delaware or any other jurisdiction.

11.   Sole Agreement.  Notwithstanding anything in this CIP to the contrary, the terms of this CIP shall be subject to all of the terms and conditions of the LTIP (as the same may be amended in accordance with its terms), a copy of which may be obtained by the Participant from the office of the Secretary of the Company.  In addition, this CIP and the Participant’s rights hereunder shall be subject to all interpretations, determinations, guidelines, rules and regulations adopted or made by the Committee from time to time pursuant to the LTIP and this CIP.  The LTIP (along with this CIP and any individual award granted to a Participant) is the entire agreement between the parties with respect to the subject matter hereof, and supersedes any and all prior oral and written discussions, commitments, undertakings, representations or agreements (including, without limitation, any terms of any employment offers, discussions or agreements between the parties).

12.   Binding Effect.  This CIP will be binding upon and will inure to the benefit of the Company and the Participant and, as and to the extent provided herein and under the LTIP, their respective heirs, executors, administrators, legal representatives, successors and assigns.

13.   Amendment and Waiver.  This CIP may be amended in accordance with the provisions of the LTIP, and may otherwise be amended by written agreement between the Company and the Participant without the consent of any other person, provided that this CIP shall not be amended in any manner that would inconsistent with Sections 162(m) (unless otherwise provided pursuant to Section 6 above) or Section 409A of the Internal Revenue Code.  No course of conduct or failure or delay in enforcing the provisions of this Agreement will affect the validity, binding effect or enforceability of this Agreement.

UNITED STATIONERS INC.

By:

Frederick B. Hegi, Jr.
Chairman of the Board